Putnam Asset Allocation Portfolio: Balanced
9/30/11 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 35,840
Class B	 3,327
Class C	 3,170

72DD2 (000s omitted)

Class M	 741
Class R	 380
Class Y	 7,197

73A1

Class A	0.410
Class B	0.324
Class C	0.330

73A2

Class M	0.353
Class R	0.383
Class Y	0.438


74U1	(000s omitted)

Class A	84,417
Class B	8,933
Class C	9,316

74U2	(000s omitted)

Class M	1,920
Class R	1,014
Class Y	17,116

74V1

Class A	9.99
Class B 9.95
Class C 9.80

74V2

Class M	9.98
Class R	9.93
Class Y	10.00


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Effective 11/30/11, the fund is changing its name to Putnam Dynamic Asset Allocation Balanced Fund and is part of a suite of funds.